Exhibit 8.2

155 Wellington Street West Toronto, ON M5V 3J7 Canada dwpv.com

File 19228

September 25, 2020

Fortis Inc.

Fortis Place, Suite 1100

5 Springdale Street

St. John's, NF A1E OE4

Dear Sirs/Mesdames:

Reservation of Additional Shares under Dividend Reinvestment and Share Purchase Plan

We have acted as Canadian counsel to Fortis Inc. (the “Corporation”) in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, that registers 26,683,697 common shares of the Corporation (the “Common Shares”) issuable pursuant to the Corporation’s Second Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”).

In connection with the opinion hereafter expressed, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed necessary to render the opinion. As to certain matters of fact, we have relied upon a certificate of an officer of the Corporation dated the date hereof. For the purposes of the opinion expressed below, we have assumed, without independent investigation or verification, the genuineness of all signatures (whether on originals or copies of documents) and the authority of all persons signing documents examined by us, the legal capacity of all natural persons, the authenticity of all documents and instruments submitted to us as originals, the conformity to originals of all documents and instruments submitted to us as certified, conformed, photostatic or facsimile copies thereof and the authenticity of the originals of such copies and facsimiles.

We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of Newfoundland and Labrador and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of Newfoundland and Labrador and the laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Common Shares will be, when issued and delivered in accordance with the terms and conditions of the Plan, validly issued and outstanding as fully paid and non-assessable common shares of the Corporation.

We hereby confirm to you that, insofar as they describe provisions of Canadian federal income tax law, the statements set forth under the caption “Material Income Tax Considerations Related to the Plan – Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment thereto pursuant to Rule 462 under the Act, and to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours very truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP

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